Exhibit 99.3

PRELIMINARY UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

The preliminary unaudited pro forma condensed combined financial information and explanatory notes present how the combined financial statements of Capital One, Hibernia and North Fork may have appeared had the businesses actually been combined at the beginning of the periods presented. The preliminary unaudited pro forma condensed combined financial information shows the impact of the North Fork merger on the combined balance sheets and the Hibernia merger and North Fork merger on the combined statements of income under the purchase method of accounting with Capital One treated as the acquiror. Under this method of accounting, the assets and liabilities of Hibernia and North Fork are recorded by Capital One at their estimated fair values as of the date the respective mergers are completed. The preliminary unaudited pro forma condensed combined balance sheet as of September 30, 2006 assumes the North Fork merger was completed on that date. The Hibernia merger was completed on November 16, 2005, and as such the actual fair values of the Hibernia assets and liabilities are reflected in the Capital One September 30, 2006 balance sheet. The preliminary unaudited pro forma income statements for the nine months ended September 30, 2006 and for the year ended December 31, 2005 were prepared assuming the North Fork and Hibernia mergers were completed on January 1, 2005.

It is anticipated that the Hibernia and North Fork mergers will provide Capital One with financial benefits such as possible expense efficiencies and revenue enhancements, among other factors, although no assurances can be given that such benefits will actually be achieved. These benefits have not been reflected in the preliminary unaudited pro forma financial information. As required, the preliminary unaudited pro forma condensed combined financial information includes adjustments which give effect to events that are directly attributable to the transaction and factually supportable; as such, any planned adjustments affecting the balance sheet, income statement, or shares of common stock outstanding subsequent to the assumed merger completion date are not included. The preliminary unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined at the beginning of each period presented. Note that Hibernia’s historical results for 2005 reflect significant one-time negative impacts resulting from the Gulf Coast Hurricanes; 2005 results may not be indicative of future results. In addition, as explained in more detail in the accompanying notes to the preliminary unaudited pro forma condensed combined financial information, the allocation of the purchase price reflected in the preliminary pro forma condensed combined financial information is subject to adjustment. The preliminary purchase price allocation for the North Fork merger will vary from the actual purchase price allocation that will be recorded upon the completion of the merger based upon changes in the estimated fair value of the assets and liabilities acquired from North Fork. In addition, subsequent to the merger completion dates, there may be further refinements of the purchase price allocation as additional information becomes available.

The preliminary unaudited pro forma condensed consolidated financial information is derived from and should be read in conjunction with the historical consolidated financial statements and related notes of Capital One and North Fork, which are incorporated into this document by reference.

The following preliminary unaudited pro forma condensed combined balance sheet as of September 30, 2006, combines the September 30, 2006 historical balance sheets of Capital One (which reflects completion of the Hibernia merger) and North Fork assuming the companies had been combined on September 30, 2006, on a purchase accounting basis.

Unaudited Pro Forma Condensed Balance Sheets

September 30, 2006 (In Thousands, Except Per Share Data)	Capital One	North Fork	Pro Forma Adjustments		Capital One North Fork Combined
Assets:
Cash and due from banks	$1,461,132	$961,425	$—		$2,422,557
Federal funds sold and resale agreements	3,340,809	—	(5,195,000	)(A)	(1,854,191)
Interest-bearing deposits at other banks	797,708	114,832	—		912,540

Cash and cash equivalents	5,599,649	1,076,257	(5,195,000)		1,480,906
Securities available for sale and held-to-maturity	13,960,709	9,593,689	203	(B)	23,554,601
Loans held-for-sale	294,574	4,672,939	58,360	(C)	5,025,873
Loans held-for-investment	63,612,169	36,258,634	(280,379	)(D)	99,590,424
Less: Allowance for loan losses on loans held-for-investment	(1,840,000)	(228,544)	—		(2,068,544)

Net loans	61,772,169	36,030,090	(280,379)		97,521,880
Accounts receivable from securitizations	5,617,113	—	—		5,617,113
Premises and equipment, net	1,532,006	448,762	159,433	(E)	2,140,201
Interest receivable	529,104	218,934	—		748,038
Goodwill	3,964,177	5,918,116	(5,918,116	)(F)	13,740,501
			9,776,324	(F)

Core deposit intangibles and other intangibles	339,566	87,513	(87,513	)(G)	1,279,566
			940,000	(G)
Other	1,297,679	843,013	6,005	(H)	2,166,030
			19,333	(K)

Total assets	$94,906,746	$58,889,313	$(521,350)		$153,274,709

Liabilities:
Non-interest bearing deposits	$4,145,173	$7,300,158	$—		$11,445,331
Interest bearing deposits	43,467,977	29,247,411	25,963	(I)	72,741,351
Senior and subordinated notes	8,701,794	992,649	(5,867	)(I)	9,688,576
			—

Other borrowings	17,619,817	11,209,460	(21,238	)(I)	28,808,039
			—

Interest payable	387,000	133,893	—		520,893
Other	3,908,008	747,635	400,000	(J)	5,384,643
			329,000	(G)

Total liabilities	78,229,769	49,631,206	727,858		128,588,833

Stockholders’ Equity:
Common stock	3,065	4,807	(4,807	)(L)	4,104
			1,039	(L)

Paid-in capital, net	7,237,785	6,881,364	(6,881,364	)(L)	15,245,645
			7,924,019	(L)
			83,841	(M)

Retained earnings	9,377,570	2,866,058	(2,866,058	)(L)	9,377,570

Cumulative other comprehensive income (loss)	173,934	(114,346)	114,346	(L)	173,934
Less: Treasury stock, at cost	(115,377)	(379,776)	379,776	(L)	(115,377)

Total stockholders’ equity	16,676,977	9,258,107	(1,249,208)		24,685,876

Total liabilities and stockholders’ equity	$94,906,746	$58,889,313	$(521,350)		$153,274,709

The following preliminary unaudited pro forma condensed combined income statement for the nine months ended September 30, 2006, combines the historical income statements of Capital One and North Fork assuming the companies had been combined on January 1, 2005, on a purchase accounting basis.

Unaudited Pro Forma Condensed Statement of Income

Nine Months Ended September 30, 2006 (In Thousands, Except Per Share Data)	Capital One	North Fork	Pro Forma Adjustments		Capital One North Fork Combined
Interest Income:
Loans, including past-due fees	$5,044,362	$1,823,175	30,403	(D)	$6,897,940
Securities	493,102	371,765	—		864,867
Other	303,346	1,971	(39,375	)(A)	265,942

Total interest income	5,840,810	2,196,911	(8,972)		8,028,749

Interest Expense:
Deposits	1,262,412	594,392	(19,472	)(I)	1,837,332
Senior and subordinated notes	275,361	42,849	1,050	(I)	447,583
			128,323	(A)
Other borrowings	604,563	305,402	10,301	(I)	962,656
			42,390	(A)

Total interest expense	2,142,336	942,643	162,592		3,247,571

Net interest income	3,698,474	1,254,268	(171,564)		4,781,178
Provision for loan losses	963,281	27,000	—		990,281

Net interest income after provision for loan losses	2,735,193	1,227,268	(171,564)		3,790,897

Non-Interest Income:
Servicing and securitizations	3,250,201	—	—		3,250,201
Service charges and other customer-related fees	1,308,254	121,203	—		1,429,457
Interchange	401,503	5,891	—		407,394
Other	369,591	387,889	(1,287	)(H)	756,193

Total non-interest income	5,329,549	514,983	(1,287)		5,843,245

Non-Interest Expense:
Salaries and associate benefits	1,607,113	435,390			2,042,503
Marketing	1,048,964	13,179	—		1,062,143
Communications and data processing	524,958	48,579	—		573,537
Supplies and equipment	322,837	65,182	—		388,019
Occupancy	151,840	100,768	2,617	(E)	255,225
Other	1,325,293	128,055	(26,578	)(N)	1,540,218
			113,448	(G)

Total non-interest expense	4,981,005	791,153	89,487		5,861,645

Income before income taxes and minority interest	3,083,737	951,098	(262,338)		3,772,497
Income taxes	1,059,972	317,046	(91,818	)(O)	1,285,200

Net income	$2,023,765	$634,052	(170,520)		$2,487,297

Basic earnings per share	$6.73	$1.39			$6.15

Diluted earnings per share	$6.53	$1.38			$6.00

Dividends paid per share	$0.08	$0.75			$0.05

Basic common shares	300,524		103,949	(P)	404,473

Dilutive potenial common shares	309,803		104,821	(P)	414,624

The following preliminary unaudited pro forma condensed combined income statement for the year ended December 31, 2005, combines the historical income statements of Capital One, Hibernia, and North Fork assuming the companies had been combined on January 1, 2005, on a purchase accounting basis.

Unaudited Pro Forma Condensed Statement of Income

(In Thousands, Except Per Share Data)	Capital One Twelve Months Ended December 31, 2005	Hibernia January 1, 2005 - November 15, 2005	Pro Forma Adjustments		Capital One Hibernia Combined	North Fork Twelve Months Ended December 31, 2005	Pro Forma Adjustments		Capital One, Hibernia & North Fork Combined
Interest Income:
Loans, including past-due fees	$5,010,839	$867,358	24,647	(BB)	$5,902,844	$2,165,518	40,537	(D)	$8,108,899
Securities	388,576	167,656	—		556,232	610,605	—		1,166,837
Other	327,466	29,943	(48,574	) (AA)	308,835	2,358	(52,500	) (A)	258,693

Total interest income	5,726,881	1,064,957	(23,927)		6,767,911	2,778,481	(11,963)		9,534,429

Interest Expense:
Deposits	1,173,137	283,985	504	(CC)	1,457,626	525,252	(25,963	) (I)	1,956,915
Senior and subordinated notes	421,218	17,513	246	(CC)	438,977	49,460	1,400	(I)	678,287
							188,450	(A)
Other borrowings	452,284	55,420	(2,589	) (CC)	532,634	393,888	13,735	(I)	1,018,516
			27,519	(AA)			78,259	(A)

Total interest expense	2,046,639	356,918	25,680		2,429,237	968,600	255,881		3,653,718

Net interest income	3,680,242	708,039	(49,607)		4,338,674	1,809,881	(267,844)		5,880,711
Provision for loan losses	1,491,072	237,792	—		1,728,864	36,000	—		1,764,864

Net interest income after provision for loan losses	2,189,170	470,247	(49,607)		2,609,810	1,773,881	(267,844)		4,115,847

Non-Interest Income:
Servicing and securitizations	3,945,183	17,987	—		3,963,170	—	—		3,963,170
Service charges and other customer-related fees	1,493,690	234,622	—		1,728,312	166,872	—		1,895,184
Interchange	514,196	4,389	—		518,585	7,826	—		526,411
Other	405,036	123,446	—		528,482	530,813	(1,716	) (H)	1,057,579

Total non-interest income	6,358,105	380,444	—		6,738,549	705,511	(1,716)		7,442,344

Non-Interest Expense:
Salaries and associate benefits	1,749,738	328,977	—		2,078,715	549,981	—		2,628,696
Marketing	1,379,938	30,598	—		1,410,536	18,994	—		1,429,530
Communications and data processing	580,992	53,819	—		634,811	66,626	—		701,437
Supplies and equipment	355,734	44,893	—		400,627	87,525	—		488,152
Occupancy	152,090	43,893	373	(DD)	197,929	123,364	3,490	(E)	324,783
			1,573	(EE)

Other	1,499,781	121,665	(5,864	) (FF)	1,680,035	178,359	(36,643	) (N)	1,971,395
			63,652	(GG)			149,644	(G)
			801	(EE)

Total non-interest expense	5,718,273	623,845	60,535		6,402,653	1,024,849	116,491		7,543,993

Income before income taxes and minority interest	2,829,002	226,846	(110,142)		2,945,706	1,454,543	(386,051)		4,014,198
Income taxes	1,019,855	79,098	(38,550	) (HH)	1,060,403	505,696	(135,118	) (O)	1,430,981
Minority interest, net of income tax expense	—	(92)	—		(92)	—	—		(92)

Net income	$1,809,147	$147,840	(71,592)		$1,885,395	$948,847	(250,933)		$2,583,309

Basic earnings per share	$6.98				$6.55	$2.03			$6.59

Diluted earnings per share	$6.73				$6.43	$2.01			$6.40

Dividends paid per share	$0.11				$0.11	$0.91			$0.11

Basic common shares	259,159		28,870		288,029		103,949		391,978

Dilutive potential common shares	268,908		29,825		298,733		104,813		403,546

NOTES TO THE PRELIMINARY UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

Note 1 – Basis of Preliminary Pro Forma Presentation

The preliminary unaudited pro forma condensed combined financial information related to the merger is included as of and for the nine months ended September 30, 2006 and for the year ended December 31, 2005. The historical financial statements of North Fork and Hibernia have been adjusted to reflect reporting reclassifications necessary to conform to the presentation of the historical financial statements of Capital One. The preliminary unaudited pro forma condensed combined financial information reflects the application of GAAP as of and for the nine months ended September 30, 2006 and for the year ended December 31, 2005. The adoption of new or changes to existing GAAP subsequent to the pro forma financial statement dates may result in changes to the presentation of the preliminary unaudited pro forma condensed combined financial information, if material. No pro forma adjustment to the carrying value of loans or allowances have been recorded in accordance with the Statement of Position 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer, reflecting the insignificant level of North Fork Non-performing assets for the periods presented.

The preliminary unaudited pro forma condensed combined financial information includes estimated adjustments to record the assets and liabilities of North Fork at their respective fair values based on management’s best estimate using the information available at this time and includes the actual adjustments to record the assets and liabilities of Hibernia at their respective fair values at November 16, 2005, the completion date of the Hibernia merger. The pro forma adjustments may be revised as additional information becomes available and as additional analysis is performed. The final allocation of the North Fork purchase price will be determined after the merger is completed and after the completion of a final analysis to determine the fair values of North Fork’s tangible and identifiable intangible assets and liabilities as of the closing date. The final purchase price accounting adjustments may differ materially from the pro forma adjustments presented in this document. Increases or decreases in fair value of certain balance sheet amounts and other items of North Fork as compared to the information presented in this document may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of adjusted assets and liabilities.

The pro forma basic and diluted potential common shares were calculated using the actual weighted-average shares outstanding for the Company for the periods presented, plus the incremental shares issued or expected to be issued and the dilutive impact of stock options granted or expected to be granted in connection with the Hibernia and North Fork acquisitions, assuming the transactions occurred at the beginning of the periods presented.

The preliminary unaudited pro forma condensed combined financial information presented in this document does not necessarily indicate the results of operations or the combined financial position that would have resulted had the mergers been completed at the beginning of the applicable periods presented, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

North Fork Acquisition

On December 1, 2006, Capital One acquired 100% of the outstanding common stock of North Fork, a bank holding company with more than 350 retail bank branches in the New York metropolitan area and a nationwide mortgage business.

The preliminary pro forma adjustments include purchase price adjustments based on the conversion of each share of North Fork common stock into $28.144 in cash or 0.3692 of a share of Capital One common stock, which is the cash or fraction of a share of Capital One common stock that North Fork stockholders who receive cash or stock, respectively, received in the merger for each share of North Fork common stock. The average of the closing prices of Capital One common stock on the NYSE for the five trading days ending the day before the completion of the merger was $76.238. The total consideration of $13.2 billion includes the value of outstanding stock options and will be paid with the issuance of approximately 104.0 million shares of Capital One’s common stock and approximately $5.2 billion in cash consideration. Upon completion of the merger, outstanding options and other equity-based awards of North Fork were exchanged for options and other equity-based awards of Capital One with the number of options, other equity-based awards and option price adjusted for the exchange ratio.

The merger will be accounted for using the purchase method of accounting, and accordingly, the assets acquired (including identifiable intangible assets and goodwill) and liabilities assumed of North Fork will be recognized at fair value on the date the transaction is completed. The merger will qualify as a tax-free reorganization for federal income tax purposes.

Hibernia Acquisition

On November 16, 2005, Capital One acquired 100% of the outstanding common stock of Hibernia, a financial holding company with operations in Louisiana and Texas. Hibernia offers a variety of banking products and services, including consumer, commercial and small business loans and demand and term deposit accounts.

The acquisition was accounted for under the purchase method of accounting, and, as such, the assets and liabilities of Hibernia were recorded at their respective fair values as of November 16, 2005. The results of Hibernia’s operations were included in Capital One’s consolidated statement of income commencing November 16, 2005. The merger qualified as a tax-free reorganization for federal income tax purposes.

The total consideration of $5.0 billion, which included the value of outstanding stock options, was settled through the issuance of 32.9 million shares of Capital One’s common stock and payment of $2.2 billion in cash. Under the terms of the transaction, each share of Hibernia common stock was exchanged for $30.46 in cash or 0.3792 shares of Capital One’s common stock or a combination of common stock and cash based on the aforementioned conversion rates, based on the average of the closing prices on the NYSE of Capital One’s common stock during the five trading days ending the day before the completion of the merger, which was $80.32.

Note 2 – Preliminary Pro Forma Adjustments

The preliminary unaudited pro forma condensed combined financial information for the merger includes the preliminary pro forma balance sheet as of September 30, 2006, assuming the merger with North Fork was completed on September 30, 2006. The preliminary pro forma income statements for the nine months ended September 30, 2006 and for the year ended December 31, 2005 were prepared assuming the mergers with North Fork and Hibernia were completed on January 1, 2005.

North Fork Acquisition Pro Forma Adjustments

The preliminary unaudited pro forma condensed combined financial information reflects the issuance of approximately 104.0 million shares of Capital One common stock and approximately $5.2 billion in cash consideration. Common stock issued in conjunction with this transaction was valued using the exchange ratio noted above in Note 1 – Basis of Preliminary Pro Forma Presentation.

A reconciliation of the excess consideration paid by Capital One over North Fork’s net assets acquired (“goodwill”) is as follows:

(in thousands)	September 30, 2006
Costs to acquire North Fork:
Capital One common stock issued	$7,925,058	(L)
Cash consideration paid	5,195,000	(A)
Estimated fair value of employee stock options	83,841	(M)
Investment banking, legal, and consulting fees	50,000	(J)

Total consideration paid for North Fork	13,253,899

North Fork’s net assets at fair value:
North Fork’s stockholders’ equity at September 30, 2006	9,258,107	(L)
Elimination of North Fork’s intangibles (including goodwill)	(6,005,629	)(F,G)
Estimated adjustments to reflect assets acquired at fair value:
Securities held to maturity	203	(B)
Net loans	(222,019	)(C,D)
Premises and equipment, net	159,433	(E)
Mortgage servicing rights	. 6,005	(H)
Deferred tax assets	19,333	(K)
Estimated adjustments to reflect liabilities assumed at fair value:
Interest-bearing deposits	(25,963	)(I)
Senior and subordinated notes	5,867	(I)
Other borrowings	21,238	(I)
Personnel related liabilities	(350,000	)(J)

Less: Adjusted identifiable net assets acquired	(2,866,575)

Core deposit intangibles:
Adjustment to recognize core deposit intangibles	(940,000	)(G)
Adjustment to recognize deferred tax liability from core deposit intangibles	329,000	(G)

Less: core deposit intangibles and related deferred tax liability	(611,000)

Total estimated goodwill	$9,776,324

(A)	Adjustment to recognize cash consideration paid to complete the acquisition. Capital One financed the cash portion of the acquisition through a combination of short term liquidity conversions and debt offerings. Specifically, Capital One acquired the common shares by liquidating $1.0 billion of federal funds sold and resale agreements and by issuing $3.2 billion of senior and subordinated debt($1.0 billion and $2.2 billion of which was issued in August and September 2006, respectively, and reflected in Capital One’s historical balance sheet as of September 30, 2006) and $995.0 million of trust preferred capital securities ($345.0 and $650.0 of which was issued in June and July 2006, respectively, and reflected in Capital One’s historical balance sheet as of September 30, 2006). The preliminary pro forma combined income statement impact of the reduction in federal funds sold and resale agreements resulted in a pre-tax decreases to interest income of $39.4 million and $52.5 million for the nine months ended September 30, 2006 and the year ended December 31, 2005, respectively. The preliminary pro forma combined income statement impact of the additional borrowings issued resulted in pre-tax increases to interest expense of $170.7 million and $266.7 million for the nine months ended September 30, 2006 and the year ended December 31, 2005, respectively. Capital One has calculated the cost of the borrowings needed to complete the transaction using a weighted average interest rate of approximately 6.36% per annum. The cost of the borrowings may be significantly different based on changes in market rates and Capital One may choose to repay any such additional borrowings with cash from operations, net securities maturities or future market borrowings.

(B)	Adjustments to recognize securities previously held to maturity by North Fork at fair value in accordance with Statement of Financial Accounting Standard No. 141, Business Combinations, (“SFAS 141”). The related preliminary pro forma income statement impact for this adjustment is considered to be immaterial. The final adjustment may be significantly different.
(C)	Adjustment to fair value North Fork’s loans held-for-sale loan portfolio. The adjustment reflected is based upon currently available fair value information. The related preliminary pro forma combined income statement impact for the adjustment was not recognized as the duration for which the loans will be held and the associated future gains cannot be estimated at this time. The final adjustment may be significantly different.
(D)	Adjustment to fair value North Fork’s loan portfolio. The adjustment will be recognized over the estimated remaining life of the loan portfolio using the effective yield method. The adjustment reflected is based upon currently available fair value information. The preliminary pro forma combined income statement impact for the fair value adjustment resulted in increases to interest income of $30.4 million and $40.5 million for the nine months ended September 30, 2006 and the year ended December 31, 2005, respectively. The final adjustment may be significantly different.
(E)	Adjustment to recognize the pro forma income statement impact to fair value North Fork’s property, plant, and equipment. The $159.4 million adjustment will be recognized over the remaining useful life of 20 years for buildings. The pro forma combined income statement impact for the adjustment resulted in increases to occupancy expense of $2.6 million and $3.5 million for the nine months ended September 30, 2006 and the year ended December 31, 2005, respectively. The final adjustment may be significantly different.
(F)	Adjustment to eliminate historical North Fork goodwill and recognize goodwill resulting from the acquisition. See purchase price allocation table above for more information.
(G)	Adjustment to eliminate North Fork’s historical core deposit intangibles of $87.2 million and other intangibles of $0.3 million, recognize core deposit intangibles associated with the acquisition, the related deferred tax liability for the newly recognized core deposit intangibles, and the related preliminary pro forma combined income statement impact resulting from the acquisition. The preliminary pro forma combined income statement impact for the adjustment resulted in increases to other non-interest expense of $113.4 million and $149.6 million for the core deposit intangibles amortization for the nine months ended September 30, 2006 and the year ended December 31, 2005, respectively. The final adjustment may be significantly different. See Note 4 – Core Deposit Intangibles for more information.
(H)	Adjustment to fair value North Fork’s mortgage servicing rights in accordance with SFAS 141. The adjustment will be recognized over the estimated remaining life of the mortgage servicing rights. The preliminary pro forma combined income statement impact for the adjustment resulted in a decrease to other non-interest income of $1.3 million and $1.7 million for the nine months ended September 30, 2006 and for the year ended December 31, 2005, respectively. The final adjustment may be significantly different.
(I)	Adjustment to fair value North Fork’s interest-bearing deposits, senior and subordinated notes, and other borrowings in accordance with SFAS 141. The adjustment will be recognized over the estimated remaining life of the respective liabilities using the effective yield method. The preliminary pro forma combined income statement impact for the adjustments resulted in decreases to interest expense of $19.5 million and $26.0 million for interest-bearing deposits for the nine months ended September 30, 2006 and the year ended December 31, 2005, respectively. The preliminary pro forma combined income statement also included increases to interest expense of $1.1 million and $1.4 million for the senior and subordinated notes and $10.3 million and $13.7 million for other borrowings for the nine months ended September 30, 2006 and the year ended December 31, 2005, respectively. The final adjustments may be significantly different.

(J)	Adjustment to other liabilities to recognize estimated merger related liabilities that qualify for recognition under EITF 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination. Adjustment includes an estimated $50.0 million in costs related to investment banking, legal, and consulting fees to be incurred directly in connection with the acquisition and an estimated $350.0 million in costs related to North Fork executive change-in-control agreements that existed prior to the acquisition consummation date. The final adjustments may be significantly different. (See Note 3 – North Fork Merger Related Costs for disclosure of other merger related costs.)
(K)	Adjustment to recognize deferred tax assets resulting from the fair value adjustments in accordance with Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes Combinations, (“SFAS 109”).
(L)	Adjustment to eliminate North Fork’s historical stockholders’ equity. The acquisition resulted in the issuance of approximately 104.0 million shares of Capital One common stock, in addition to the cash consideration discussed in preliminary pro forma adjustment A. The issuance of Capital One common stock is recognized in the preliminary pro forma balance sheet at a value of $76.238 per share, which results in an increase to Capital One’s total stockholders’ equity of $7.9 billion. For more detail of the structure of the transaction see Note 1 – Basis of Preliminary Pro Forma Presentation. The final adjustment may be significantly different.
(M)	Adjustment to reflect the conversion of North Fork stock options outstanding at the closing of the merger to options to purchase Capital One common stock. In accordance with the terms of North Fork’s stock option agreements, outstanding stock options fully vest upon a change in control and therefore the adjustment presented assumes that all North Fork stock options will be converted to fully vested options to purchase Capital One common stock. The adjustment assumes the issuance of 3.5 million vested options to purchase Capital One common stock at a fair value of $24.09 per option. The number of stock options expected to be issued was based on the number of outstanding North Fork stock options at September 30, 2006, multiplied by the assumed exchanged ratio of 0.3692. The preliminary estimated fair value per option of $24.09 was calculated using the Black-Scholes option pricing model and applying the assumptions used for Capital One’s 2006 stock option grants (see page 14 of Capital One’s Form 10-Q for the nine months ended September 30, 2006 for more information). The final estimate of fair value will be calculated using the Black-Scholes option pricing model and applying the prevailing assumptions to each tranche of the remaining converted North Fork options outstanding at the merger close date for expected life, volatility, dividend yield and risk-free interest rate. The estimated weighted average exercise price of $57.14 for the converted options was calculated using the weighted average exercise price of the North Fork stock options divided by the assumed exchange ratio of 0.3692. The final adjustment may be significantly different.
(N)	Adjustment to eliminate $26.6 million and $36.6 million of amortization for intangible assets recorded on North Fork’s historical income statement for the nine months ended September 30, 2006 and the year ended December 31, 2005.
(O)	Adjustment to record the net tax effect of the preliminary pro forma adjustments using an effective tax rate of 35.0%. The final adjustment may be significantly different.
(P)	The pro forma basic and diluted potential common shares for the incremental shares issued and dilutive impact of stock options granted in connection with the North Fork acquisition, assuming the transaction occurred at the beginning of the periods presented.

Hibernia Acquisition Pro Forma Adjustments

The following explanations refer to the pro forma income statement adjustment for the period January 1, 2005 to November 15, 2005, the completion date of the Hibernia merger.

(AA)

Adjustments to recognize the pro forma income statement impact of the liquidity utilized and the debt undertaken to complete the acquisition. Capital One financed the cash portion of the transaction by liquidating approximately $1.4 billion of federal funds sold and other resale agreements and drawing $840.0 million from other short term borrowings. The pro forma combined income statement impact of the reduction in federal funds sold and resale agreements resulted in a pre-tax decrease to interest income of $48.6 million for the year ended December 31, 2005. The pro forma combined income statement impact of the additional borrowings issued resulted in pre-tax increases to interest expense of $27.5 million for the period.

(BB)	Adjustment to recognize the pro forma income statement impact to fair value Hibernia’s loan portfolio. The $174.9 million adjustment will be recognized over the estimated remaining life of the loan portfolio using the effective yield method. The pro forma combined income statement impact for the fair value adjustment resulted in an increase to interest income of $24.6 million for the period.

(CC)	Adjustments to recognize the pro forma income statement impact to fair value Hibernia’s interest-bearing deposits, senior and subordinated notes, and other borrowings in accordance with SFAS 141. The adjustments for the $1.4 million increase for interest-bearing deposits and $7.4 million decrease for the senior and subordinated notes and other borrowings will be recognized over the estimated remaining life of the respective liabilities using the effective yield method. The pro forma combined income statement impact for the adjustments resulted in increases to interest expense of $0.5 million for interest-bearing deposits and $0.2 million for the senior and subordinated notes and a decrease to interest expense of $2.6 million for other borrowings for the period.

(DD)	Adjustment to recognize the pro forma income statement impact to fair value Hibernia’s property, plant, and equipment. The $69.3 million adjustment will be recognized over the remaining useful life of 20 years for buildings and 5 years for equipment. The pro forma combined income statement impact for the adjustment resulted in an increase to occupancy expense of $0.4 million for the period.

(EE)	Adjustments to recognize the pro forma income statement impact of amortization for intangible assets, other than goodwill, identified from the acquisition. The pro forma combined income statement impact for the $20.7 million adjustment resulted in increases to other non-interest expense of $2.4 million for the period.

(FF)	Adjustment to eliminate $5.9 million of amortization for intangible assets recorded on Hibernia’s historical income statement for the period.

(GG)	Adjustment to recognize the pro forma income statement impact for the amortization of $380.0 million core deposit intangibles recorded in connection with the acquisition. The pro forma combined income statement impact for the adjustment resulted in an increase to other non-interest expense of $63.7 million for the period.

(HH)	Adjustment to record the net tax effect of the pro forma adjustments using an effective tax rate of 35.0%.

(II)	The pro forma basic and diluted potential common shares for the incremental shares issued and dilutive impact of stock options granted in connection with the Hibernia acquisition, assuming the transaction occurred at the beginning of the period presented.

Note 3 – North Fork Merger Related Costs

Certain merger related costs are estimated at $180.0 million. These estimated merger related costs will be incurred by Capital One and either treated as an acquisition liability capitalized or expensed as incurred based on the nature of cost and Capital One’s accounting policies for these costs. Given the preliminary stages of integration discussions, the accounting for these estimated merger related costs in accordance with EITF 95-3 has not been determined and as such these costs have not been included in the preliminary pro-forma condensed combined balance sheet or income statements.

A summary of these costs, based on Capital One’s preliminary estimates, is listed below:

(in thousands)
Merger related compensation and severance	$80,000
Facilities and systems	60,000
Other merger related costs	40,000

Total estimated pre-tax merger related costs	180,000
Tax benefit	(63,000)

Net estimated merger related costs	$117,000

Merger related compensation and severance costs include employee severance, compensation arrangements and related employee benefit expenses. Facilities and system costs include costs associated with the rebranding of branch offices. Also reflected are certain technology conversion costs. Refinements to the foregoing estimates may occur subsequent to the completion of the merger.

Note 4 – North Fork Core Deposit Intangibles

The purchase accounting adjustments include the establishment of core deposit intangibles of $1.1 billion as of September 30, 2006. The adjustments include the elimination of $87.5 million relating to the North Fork’s core deposit intangibles as of September 30, 2006. The $1.1 billion was based on a preliminary valuation by an independent third party using a combination of North Fork specific deposit information and industry specific benchmarks. A final analysis and valuation of the core deposit intangibles will be performed with the assistance of the independent third party upon completion of the merger. The amortization of the core deposit intangibles resulting from the acquisition in the pro forma statement of income for the nine months ended September 30, 2006 and the year ended December 31, 2005 was assumed to be over a 10-year period using an accelerated amortization method.

The following table summarizes the amortization of the core deposit intangibles made in connection with the acquisition at an effective annual tax rate of 35.0%:

(in thousands)	Gross Amortization	Net After- Tax Impact
Year 1	$149,644	$97,268
Year 2	136,678	88,841
Year 3	123,713	80,413
Year 4	110,747	71,986
Year 5	97,782	63,558
Year 6 and thereafter	321,436	208,934

Total	$940,000	$611,000